EXHIBIT 107

Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-267788

Tilray Brands, Inc.
(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Debt	5.20% Senior Convertible Notes due 2027	Rule 457(r)	$172,500,000	$172,500,000	$0.0001102	$19,009.50
Total Offering Amounts				$172,500,000		$19,009.50
Total Fees Previously Paid						—
Total Fee Offsets(1)						—
Net Fee Due						$19,009.50

(1)	The Registrant does not have any fee offsets.